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Exhibit 21.1

                           Significant Subsidiaries of
                            Balanced Care Corporation

BCC Development and Management Co.

BCC Investment Corporation

Balanced Care at Butler, Inc.

Balanced Care at Sarver, Inc.

BCC at State College, Inc.

BCC at Darlington, Inc.

Balanced Care at Eyers Grove, Inc.

Balanced Care Realty at Altoona, Inc.

Balanced Care Realty at Berwick, Inc.

Balanced Care Realty at Lewistown, Inc.

Balanced Care Realty at Mansfield, Inc.

Balanced Care Realty at Martinsburg, Inc.

Balanced Care Realty at Sherwood, Inc.

Balanced Care Realty at Maumelle, Inc.

Balanced Care Realty at Mountain Home, Inc.

Balanced Care Realty at Peckville, Inc.

Balanced Care Realty at Reading, Inc.

Balanced Care Realty at Scranton, Inc.

Balanced Care Realty at State College, Inc.

Balanced Care at Merrillville, Inc.

Balanced Care at Morristown, Inc.

BCC at Missouri, Inc.

Balanced Care Therapies of PA, Inc.

Balanced Care Therapies of AR, Inc.